Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-232002, 333-230256, 333-225871, 333-219387, 333-210312 and 333-202069) on Form S-8, the registration statements (Nos. 333-239473, 333-225878, 333-221087 and 333-211166) on Form S-3 and the registration statement (Nos. 333-214773 and 333-214230) on Form S-1 of Bellerophon Therapeutics, Inc. of our report dated March 31, 2022, with respect to the consolidated balance sheets of Bellerophon Therapeutics, Inc. of our report dated March 31, 2022, with respect to the consolidated financial statements of Bellerophon Therapeutics, Inc..

/s/ KPMG LLP

Short Hills, New Jersey

March 31, 2022